Exhibit 99.2
Metal Management, Inc.
325 N. LaSalle Street • Suite 550
Chicago, Illinois 60610
www.mtlm.com
NYSE: MM
FOR IMMEDIATE RELEASE
METAL MANAGEMENT COMPLETES MERGER WITH SIMS GROUP LIMITED
CHICAGO, IL — March 14, 2008 — Metal Management, Inc. (NYSE: MM) (Metal Management) today announced that the merger with Sims Group Limited (ASX: SGM) (Sims) became effective today at 4 p.m. EDT. Metal Management stockholders approved the adoption of the merger agreement with Sims at a special meeting held earlier today.
The combined company is domiciled in Australia with executive offices in New York and Chicago. It is anticipated that shareholders of the combined company will vote to approve the change of the combined company’s name to Sims Metal Management Limited in November 2008. In the meantime, the combined company will operate under the name Sims Metal Management in the United States.
As previously announced on September 24, 2007, Metal Management’s Board of Directors unanimously approved the merger agreement. Under the terms of the agreement, Metal Management stockholders will receive 2.05 Sims American Depositary Shares (ADSs) for each share of Metal Management common stock. Each ADS will represent one ordinary share of Sims Metal Management. Sims will retain listing of its ordinary shares on the Australian Securities Exchange (ASX) and its ADSs will be listed on the New York Stock Exchange (NYSE).
Metal Management common stock ceased trading on the NYSE after the closing of the market today and will be delisted. The ADSs will begin trading on the NYSE on March 17, 2008 under the name Sims Group Limited and under the stock symbol “SMS”.
About Metal Management, Inc.
Metal Management is one of the largest full service metal recyclers in the United States, with 53 recycling facilities in 17 states. For more information about Metal Management, Inc., visit Metal Management’s website at www.mtlm.com.
About Sims Group Limited
Sims Group’s core business is metal recycling, with an emerging business in recycling solutions. Sims earns around 70 per cent of its revenue from international operations in the United Kingdom, Continental Europe, North America, New Zealand and Asia. For more information about Sims Group, visit Sims Group’s website at www.sims-group.com.
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Contacts
Analysts & Investors	Media
Robert C. Larry, Chief Financial Officer	Andrew B. Siegel / James H. Golden
Metal Management, Inc.	Joele Frank, Wilkinson Brimmer Katcher
(312) 645-0700	(212) 355-4449